Exhibit 4.11

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
General
Gran Tierra Energy Inc. (“Gran Tierra,” “us,” “our” or “we”) is authorized to issue 595,000,000 shares of capital stock, of which, (i) 570,000,000 are designated as common stock, par value $0.001 per share, and (ii) 25,000,000 are designated as preferred stock, par value $0.001 per share.
Description of Common Stock
The following description sets forth certain material terms and provisions of our common stock, which is registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description of our common stock is not complete and is qualified in its entirety by reference to our certificate of incorporation, as amended, and our bylaws, which are filed as exhibits to our Annual Report on Form 10-K. Our common stock is listed on the NYSE American, Toronto Stock Exchange and London Stock Exchange under the symbol “GTE.”
Voting Rights. Holders of the common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of the common stock representing a majority of the voting power of the capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. A vote by the holders of a majority of the outstanding shares of common stock is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to the certificate of incorporation.
Dividends. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.
Other Rights. Holders of the common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the common stock. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.
Transfer Agent and Registrar. We have appointed Computershare Trust Company, N.A. (including its affiliates in Canada) as the transfer agent and registrar for our common stock.
Limiting the Rights of Stockholders – Issuances of Preferred Stock
Under our certificate of incorporation, the board of directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series, without the necessity of obtaining approval of the stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock could, among other things, have the effect of delaying, deferring, discouraging or preventing a change in control of our company, may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock, and may reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation.
Special Meetings of Stockholders
Subject to the rights of the holders of any series of preferred stock, our bylaws provide that special meetings of the stockholders may only be called by the chairman of the board of directors, by a vote of a majority of the directors then in office or by the secretary upon the written request of holders of record of at least 25% of the outstanding common stock. Special meetings requested by stockholders are subject to certain restrictions set forth in our bylaws. No business other than that stated in a notice may be transacted at any special meeting; provided, however, that the board of directors is not prohibited from submitting matters to the stockholders at any such special meeting.
Advance Notice Procedure for Director Nominations and Stockholder Proposals
Our bylaws provide that timely notice must be given to nominate candidates for election as directors or to make proposals for consideration at annual meetings of our stockholders. For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of our company at our principal executive offices not later than the close of business on the 30th day nor earlier than the close of business on the 65th day prior to the date of the annual meeting; provided, however, that in the event that the date of the annual meeting is less than 50 days after the day on which public announcement of the date of such annual meeting is first made by us, notice by the stockholder to be timely must be so delivered not later than the close of business on the 10th day following the day on which public announcement of the date of such annual meeting is first made by us. In no event shall the public announcement of adjournment or recess of an annual meeting commence a new time period for the giving of a stockholder’s notice as described in this paragraph.
Nominations of persons for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to our notice of meeting (i) by or at the direction of our board of directors, or (ii) by any stockholder of our company who is a stockholder of record at the time of the giving of notice of the meeting, who is entitled to vote at the meeting and who complies with the notice procedures set forth in our bylaws. In the event we call a special meeting of stockholders for the purpose of electing one or more directors to our board of directors, any stockholder may nominate a person or persons (as the case may be) for election to such position(s) if the stockholder provides written notice to the Secretary of our company at our principal executive offices not earlier than the close of business on the 100th day prior to such special meeting and not later than the close of business on the 15th day following the day on which public announcement is first made of the date of the special meeting and of the nominee, proposed by the board of directors to be elected at such meeting. In no event shall the public announcement of an adjournment, recess or postponement of a special meeting commence a new time period for the giving of a stockholder’s notice as described in this paragraph.
These procedures may operate to limit the ability of stockholders to bring business before a stockholders meeting, including the nomination of directors and the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.
Limitation of Liability and Indemnification Matters
Our articles allow us to indemnify any of our directors and officers authorized under Delaware General Corporation Law (the “DGCL”) Section 145. The director or officer must have acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his conduct was unlawful. Under DGCL Section 145(e), advances for expenses may be made by us if we receive an undertaking by or on behalf of a director or officer to repay such amount if it shall ultimately be determined that the director or officer is not entitled to be indemnified by us.
Our certificate of incorporation and bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, employees, agents and former directors, officers, employees and agents (including legal representatives) to the fullest extent permitted under Delaware law. Our certificate of incorporation and bylaws provide a limitation of liability in that no director or officer shall be personally liable to Gran Tierra or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer, except to the extent such exemption from liability or limitation of liability is not permitted under the DGCL.
We have also entered into an indemnity agreement with certain officers and directors. The agreement provides, among other things, that we will indemnify each officer and director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he is or may be made a party by reason of his or her position as a director, officer or other agent of Gran Tierra, and otherwise to the fullest extent permitted under Delaware law and our bylaws. The agreement also provides that we will provide an advancement for expenses incurred by the officers or directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Anti-Takeover Effects of Provisions of Delaware Law
We are subject to Section 203 of the DGCL, which regulates, subject to some exceptions, acquisitions of publicly-held Delaware corporations. In general, Section 203 prohibits us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person becomes an interested stockholder, unless (i) our board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85 percent of our voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or subsequent to the date the person became an interested stockholder, our board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3 percent of the outstanding stock not owned by the interested stockholder. Section 203 defines a “business combination to include (1) any merger or consolidation involving us and the interested stockholder, (2) any sale, transfer, pledge or other disposition involving the interested stockholder of 10 percent or more of our assets, (3) in general, any transaction that results in the issuance or transfer by us of any of our stock to the interested stockholder, (4) any transaction involving us that has the effect of increasing the proportionate share of our stock owned by the interested stockholders, and (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through us. In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the time of determination of interested stockholder status did own, 15 percent or more of a corporation’s voting stock.
Exclusive Forum
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought in the name or right of the corporation or on its behalf, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, stockholder or other agent of the corporation to the corporation or the corporation’s stockholders, (iii) any action arising or asserting a claim arising pursuant to any provision of the Delaware General Corporation Law (“DGCL”) or any provision of our certificate of incorporation or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine, including, without limitation, any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws.

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